Exhibit 99.1

Media Release

PEABODY REPORTS PRELIMINARY RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2021

ST. LOUIS, October 18, 2021 – Peabody (NYSE: BTU) today announced preliminary unaudited financial results for the third quarter 2021. The Company expects to report third quarter revenue of $670 to $690 million, net of $238 million of unrealized mark-to-market losses related to forward pricing hedges; net loss from continuing operations, net of income taxes of $55 to $75 million; net loss attributable to common stockholders of $40 to $60 million; and Adjusted EBITDA1 of $280 to $290 million. Peabody posted $193 million of cash margin in support of forward pricing contracts ending the quarter with $587.0 million of cash and cash equivalents and has retired senior secured debt of nearly $250 million year-to-date as of October 15, 2021.

“The preliminary financial results we reported today continue to demonstrate the disciplined approach we are taking to control costs, expand margins and reduce debt. Coal sales to customers were in excess of $900 million, the highest level in seven quarters. We remain optimistic about the future given strong coal pricing and global demand fundamentals,” said Peabody President and Chief Executive Officer Jim Grech.

The increase in adjusted EBITDA compared to prior year of $95.4 million is attributable to higher realized prices from robust seaborne coal demand and a $26 million mainly non-cash gain on the sale of Millennium. In the third quarter, revenues and net loss attributable to common stockholders was negatively impacted by approximately $238 million of unrealized mark-to-market losses primarily related to coal hedges contracted in the first half of 2021 which effectively locked-in the sales price on 2.1 million metric tons of expected production at the company’s Wambo Underground mine with settlements of 1.4 million metric tons in 2022 and 0.7 million metric tons in 2023. These hedge contracts were placed to support the profitability of the mine by securing average prices of $84 per metric ton through mid-2023 as part of a strategy to extend the expected life of the mine.

Third quarter cash flows were impacted by $193 million of cash margin requirements related to the aforementioned mark-to-market losses and $47 million cash used to retire $63 million of debt, partially offset by additional ATM equity sale proceeds of $112 million (9 million shares issued). During the quarter, the company completed additional debt-for-equity exchanges by issuing 2.2 million shares of common stock in exchange for $30 million of senior secured debt. Subsequent to September 30, 2021, an additional $30 million of debt was retired, resulting in total senior secured debt retirements year-to-date of approximately $250 million.

1 Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Peabody expects to report full financial results for the quarter ended September 30, 2021 on October 28, 2021.

The preliminary financial results set forth in this release are based on the information available to us at this time. Our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the quarter ended September 30, 2021 are finalized. The estimated preliminary financial results have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim financial statements. Accordingly, you should not place undue reliance on this preliminary data.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Sept. 30, 2021 and 2020

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Preliminary Estimate
	Quarter Ended Sept. 2021		Quarter Ended Sept. 2020
	Low	High	Actual

Loss from Continuing Operations, Net of Income Taxes	$(75.0)	$(55.0)	$(64.8)
Depreciation, Depletion and Amortization	75.0	80.0	72.2
Asset Retirement Obligation Expenses	15.0	14.0	14.3
Restructuring Charges	2.0	1.0	8.1
Transaction Costs Related to Joint Ventures	—	—	6.0
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(8.0)	(6.0)	(0.5)
Interest Expense	46.0	45.0	34.9
Net Gain on Early Debt Extinguishment	(16.0)	(17.0)	—
Interest Income	(1.0)	(2.0)	(1.6)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	—	—	13.0
Unrealized Losses on Economic Hedges	248.0	230.0	16.1
Unrealized Gains on Non-Coal Trading Derivative Contracts	—	(1.0)	(0.7)
Take-or-Pay Contract-Based Intangible Recognition	(1.0)	(1.0)	(1.5)
Income Tax (Benefit) Provision	(5.0)	2.0	(0.1)
Adjusted EBITDA (1)	$280.0	$290.0	$95.4

(1)	Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.